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Exhibit 99.1

For Immediate Release

Contacts:	Edward C. Milligan Chairman & CEO Main Street Banks, Inc.	Samuel B. Hay III President & COO Main Street Banks, Inc.

MAIN STREET BANKS REPORTS 31 PERCENT INCREASE IN NET INCOME
First Quarter Record Earnings Extend Seven-Year Trend

        ATLANTA, April 21, 2004—Main Street Banks, Inc. (Nasdaq: MSBK), Atlanta's largest and highest performing community banking company, today reported net income of $7.6 million for the first quarter of 2004, a 31.0 percent increase over the $5.8 million reported in the first quarter of 2003. Diluted earnings per common share for the first quarter of 2004 were $0.38 versus $0.34 per diluted common share in the first quarter of 2003, matching the consensus estimate of the six analysts covering Main Street Banks. The first quarter earnings increase continues a seven-year trend of record earnings reports for the company.

        "We are gratified by our company's continued growth and strong earnings momentum during the first quarter," said chairman and chief executive officer, Edward C. Milligan. "Reflecting the strengthening Atlanta economy, Main Street reported strong growth in loans and deposits, along with a 47.2 percent increase in non-interest income over the first quarter of 2003."

        Return on average assets was 1.53 percent for the first quarter of 2004, and return on average common shareholders equity was 14.8 percent for the quarter.

Loan Growth is Robust in Strengthening Atlanta Economy

        As of March 31, 2004, Main Street Banks' loans outstanding were $1.511 billion, reflecting an increase of $462.9 million, or 44.2 percent, compared to the same period last year. The First Colony Bancshares, Inc. acquisition completed on May 23, 2003, represented $287.9 million of this increase. Excluding First Colony, loans outstanding increased 16.7% compared to the first quarter of 2003.

        "We experienced very robust loan demand in the first quarter," continued Milligan. "The local economy and our targeted Atlanta markets continue to be relatively strong, as evidenced by our loan growth and superior asset quality."

        Net charge offs decreased to 0.15 percent of average loans for the first quarter of 2004 versus 0.24 percent in the fourth quarter of 2003. Nonperforming asset levels decreased in the first quarter to 0.35 percent of assets from 0.68 percent of assets at December 31, 2003. The allowance for loan losses at March 31, 2004, was $22.2 million and represented 1.47 percent of loans outstanding at the end of the period.

Deposits Increase Over Previous Year

        Since March 31, 2003, total deposits grew $393.0 million or 34.5% to $1.531 billion. Despite the company's disciplined deposit pricing policy, total deposits grew 9.7 percent internally over the previous year. The First Colony Bancshares, Inc. acquisition represented $282.2 million of the increase in total deposits. The company's pricing discipline continues to enhance results, as low cost core deposits increased 16.2% on an internal basis as well.

Net Interest Margin Improves to 4.60 Percent

        The company's net interest margin improved to 4.60 percent for the first quarter of 2004, up from the 4.49 percent net interest margin reported for the fourth quarter of 2003. The net interest margin has remained stable over the past several quarters. Main Street's fully taxable equivalent net interest income totaled $20.2 million for the first quarter of 2004, an increase of $4.8 million, or 31.2 percent, compared to the first quarter of 2003.

Non-interest Income Growth Remains Very Strong

        The company reported total non-interest income of $7.8 million for the first quarter of 2004, an increase of 47.2 percent as compared to the $5.3 million reported in the first quarter of 2003. Continued strong growth in insurance agency commissions, mortgage banking income and service charges on deposits contributed to this increase, reflecting the company's enhanced emphasis on providing a full range of financial services to the communities it serves.

        Insurance agency revenue totaled $2.8 million for the quarter, an increase of $1.6 million or 133.3 percent compared to the first quarter of 2003. The acquisition of Banks, Moneyhan, Hayes Insurance as of January 2, 2004, contributed 70.7% of this increase. Mortgage banking revenue totaled $0.9 million for the first quarter of 2004, a $0.3 million or 50.0 percent increase compared to the same period in 2003.

Efficiency Ratio Remains Stable for Quarter

        Main Street Bank's efficiency ratio for the first quarter of 2004 was 56.1 percent, compared to the 54.6 percent efficiency ratio for the first quarter of 2003. Non-interest expense for the first quarter of 2004 was $15.6 million, compared to $11.1 million in the first quarter of 2003. The company continues to make significant investments to support its future growth opportunities, and personnel expenses accounted for $2.9 million of this increase. The majority of this increase is related to the First Colony Bancshares, Inc. and the Banks, Moneyhan, Hayes Insurance acquisitions as well as the opening of the Dunwoody and Buckhead Banking Centers last year.

        During the same period, occupancy expenses increased $0.5 million, with the majority of these increases being related to these same transactions and openings.

About Main Street

        Main Street Banks, Inc., a $2.0 billion asset, community banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in eighteen of Georgia's fastest growing communities. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

        Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

        For additional information about Main Street Banks, Inc.'s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

        To hear a live webcast of Main Street Banks, Inc.'s first quarter earnings conference call at 10 a.m. today, please visit our web site at www.mainstreetbank.com. Replays of the conference call will be available through our web site for a limited time.

        This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Main Street Banks, Inc.'s filings with the Securities and Exchange Commission for a summary of important factors that could affect Main Street Banks, Inc.'s forward-looking statements. Main Street Banks, Inc. undertakes no obligation to revise these statements following the date of this press release.

Financial Tables Follow

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  Exhibit 99.1
MAIN STREET BANKS REPORTS 31 PERCENT INCREASE IN NET INCOME First Quarter Record Earnings Extend Seven-Year Trend